Exhibit 99.1

Global Water Resources Reports First Quarter 2024 Results
PHOENIX, AZ – May 8, 2024 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the first quarter ended March 31, 2024. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q1 2024 Financial Highlights
•Total revenue decreased $1.5 million or 11.6% to $11.6 million, primarily attributable to the recognition of $2.3 million in unregulated revenue related to infrastructure coordination and financing agreements (ICFAs) in the first quarter of 2023 that did not occur in the first quarter of 2024.
•Regulated revenue increased $0.8 million or 6.9% to $11.6 million, primarily due to organic connection growth and increased consumption.
•Net income was $0.7 million or $0.03 per share.
•Adjusted EBITDA increased $0.2 million or 4.5% to $5.4 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Declared three monthly cash dividends of $0.02508 per common share, or $0.30096 per common share on an annualized basis.
Q1 2024 Operational Highlights
•Total active service connections increased 4.4% to 62,451 at March 31, 2024. The increase is primarily the result of organic connection growth in the company’s service areas.
•Water consumption increased 6.8% to 0.67 billion gallons.
•Invested $5.8 million in infrastructure projects to support existing utilities and continued growth.
Subsequent Events
•On April 30, 2024, the company’s Rincon Water Company (GW-Rincon) utility entered into a loan agreement with the Water Infrastructure Finance Authority of Arizona to receive $2.4 million for the improvement of the utility’s infrastructure, of which $0.7 million is forgivable. The loan is due on April 1, 2044 and bears an interest rate of 4.911%, with monthly payments beginning on November 1, 2024. GW-Rincon was acquired in 2022 and was in need of significant investment and improvement to remedy compliance issues. The improvement project is nearly complete.

•Global Water - 2024 Acquisition A, Inc. (GW-Acquisition), a wholly owned subsidiary of the Company, entered into an asset purchase agreement with the City of Tucson effective April 25, 2024, pursuant to which GW-Acquisition would acquire seven public water systems from the City of Tucson serving approximately 2,200 water service connections in an all-cash transaction for a purchase price of $8.4 million. The public water systems are located in and around Pima County. The transaction remains subject to customary closing conditions and approval by the ACC. The estimated rate base of the seven water systems is approximately $7.8 million.
•On April 15, 2024, a hearing was held on the settlement agreement regarding the Saguaro District rate case application for seven of the company’s regulated utilities. The Administrative Law Judge issued a Recommended Opinion and Order (ROO) on May 6, 2024, which is scheduled to be heard by the Commission at the June 11, 2024 open meeting. There can be no assurance that the ACC will approve the settlement agreement or not take other actions as a result of the rate case. It is possible that the ACC may decide to decrease future rates, and there can be no assurance regarding the timing of when an approved rate increase, if any, would go into effect.
Management Commentary
“In Q1, we continued to generate strong top-line regulated revenue growth generated by our core water, wastewater and recycled water services,” commented Global Water Resources president and CEO, Ron Fleming.
“The 6.9% increase in our regulated revenue reflected a 4.4% increase in active customer connections totaling 62,451 by quarter end. It also included a full quarter’s contribution from our Farmers Water acquisition, our largest acquisition as a publicly traded company which we completed in February of last year.
“Earlier this week we announced our plans to acquire seven water systems serving 2,200 connections that would expand our service area around Tucson if completed. While organic growth will always be our primary focus, we continue to evaluate potential acquisition opportunities within Arizona’s Sun Corridor.
“In addition to growth through expansion, we have made progress towards growth through appropriate rate adjustments. Our first rate case for the Saguaro District finished its hearing last month and we are planning to file a new rate case for Farmers Water this summer. We also have announced our intent to file a rate case for our largest utilities in Pinal County in 2025, making 2024 a test year.

“Our service areas in Arizona's Sun Corridor showed signs of significant growth in the first quarter of this year, with single-family permits increasing by 185 or 131% in the City of Maricopa and up 3,210 or 74% across Greater Phoenix as compared to the first quarter of last year. By 2032, Arizona is expected to add 478,000 jobs, with an annual growth rate of 1.4%, surpassing the U.S. rate. Supporting this outlook, $40.7 billion was invested last year in Arizona according to the state’s commerce authority, with notable contributions from industry leaders like Taiwan Semiconductor, Intel, and Procter & Gamble.
“Given these favorable macro trends, we believe Global Water is well positioned in the path of growth in and around metropolitan Phoenix and Tucson, and we expect these regionally planned service areas to ultimately create hundreds of thousands of new service connections.
“Given these many positive trends, we anticipate another strong year ahead for Global Water as we continue to provide exemplary water services to the communities we serve and advance our mission of expanding and consolidating water and wastewater utilities. In the face of water scarcity, stringent regulations and an aging infrastructure, we believe these efforts will enable our communities to realize the benefits of consolidation, regionalization and pro-active environmental stewardship.”

Q1 2024 Financial Summary
Revenues
Revenues decreased $1.5 million or 11.6% to $11.6 million, primarily due to the recognition of $2.3 million in unregulated revenue related to ICFAs in the first quarter of 2023 that did not occur in the first quarter of 2024. The absence of ICFA revenue in the first quarter of 2024 was partially offset by an increase of $0.8 million in regulated revenue. The increase in regulated revenue was primarily due to organic connection growth, increased consumption and one additional month of revenue from Farmers Water Company which was acquired in February 2023.

Operating Expenses
Operating expenses increased approximately $1.0 million or 10.6% to $10.3 million for the first quarter of 2024 compared to $9.4 million for the same period in 2023. The increase was primarily attributable to higher medical insurance expenses, increased salaries and wages as a result of an increase in employee head count, increased depreciation and amortization, higher costs of purchased power utilized in operations, and an additional month of operating expenses related to Farmers Water.
Other Income/(Expense)
Total other expense decreased $0.1 million or 26.9% to $0.3 million for the first quarter of 2024 compared to $0.4 million for the same period in 2023. The decrease in other expense was primarily attributable to an increase of $0.4 million in Buckeye growth premiums and a $0.2 million increase in interest income. The decrease in total other expense was partially offset by an increase of $0.4 million in interest expense primarily related to the $20 million of senior secured notes issued in January 2024.
Net Income
Net income decreased $1.8 million to $0.7 million or $0.03 per share in the first quarter of 2024 compared to $2.5 million or $0.10 per share in the first quarter of 2023. The decrease was primarily attributable to the recognition of $2.3 million of ICFA-related revenue in the first quarter of 2023 that did not reoccur and an increase in operating expenses of approximately $1.0 million. The decrease in net income due to the absence of ICFA revenue was partially offset by an increase in regulated revenue of $0.8 million and a decrease in tax expense of $0.6 million.
Adjusted EBITDA
Adjusted EBITDA increased $0.2 million or 4.5% to $5.4 million in the first quarter of 2024 compared to $5.2 million in the same period in 2023.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02508 per common share (or $0.30096 per share on an annualized basis), which will be payable on May 31, 2024 to holders of record at the close of business on May 17, 2024.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue to aggregate water and wastewater utilities, enabling the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of March 31, 2024, active service connections increased by 2,642 or 4.4% to 62,451, compared to 59,809 at March 31, 2023. The increase in active service connections was primarily due to organic growth in the company’s service areas.
Arizona Growth Corridor: Positive Population and Economic Trends
In the second half of 2023, Global Water experienced an increase in the rate of connection growth which continued into the first three months of 2024. According to the most recent U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.1 million. This represents an increase of 4.6% over the 4.8 million people reported in the 2020 Census.
Metropolitan Phoenix continues to grow due to its comparatively affordable housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. Arizona’s job growth increased by 2.2% during the first three months of 2024 as compared to the same period for the prior year, ranking the state in the top ten nationally as of March 31, 2024.
While Global Water saw an overall weakness in the market for single-family housing during the first half of 2023, according to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel the outlook is improving. They anticipate permitting to increase in 2024 due to the improvement that started in the second half of 2023 combined with the potential of modestly declining mortgage rates in 2024. Management believes that Global Water is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to the availability of lots, existing infrastructure in place within its services areas, and increased activity related to multi-family developments. The single family permits in the City of Maricopa increased 131% for the three months ended March 31, 2024 as compared to the same period in the prior year.
Conference Call
Global Water Resources will hold a conference call to discuss its first quarter 2024 results tomorrow, followed by a question-and-answer period.

Date: Thursday, May 9, 2024
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10188221

The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through May 23, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10188221
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 32 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually with a total of 16.7 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to management; (iii) restricted stock expense related to awards made to executive officers; (iv) disposal of assets; and (v) ICFA revenue recognition, as applicable. Adjusted net income, adjusted basic earnings per common share and adjusted diluted earnings per common share reflect net income and basic or diluted, as applicable, earnings per common share excluding (i) ICFA revenue and (ii) the tax effects of ICFA revenue, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, and adjusted net income to net income, and a reconciliation of adjusted basic earnings per common share and adjusted diluted earnings per common share to basic or diluted, as applicable, earnings per common share, the most comparable GAAP measures, are included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections; future financial performance, including the anticipation of another strong year ahead for the company; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, our beliefs and expectations pertaining to ACC actions relating to our Southwest Plant, as well as the outcome and timing of our rate case and other applications with the ACC, including our applications for the approval of an accounting order and the approval of an annual bill credit, in each case, relating to the Southwest Plant; our plans relating to future filings of our rate cases with the ACC; acquisition plans and our ability to complete additional acquisitions, including the anticipated acquisition of seven public water systems from the City of Tucson and the expected increase in active water service connections resulting from such acquisition; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the asset purchase agreement to acquire the seven public water systems from the City of Tucson will be satisfied, including the receipt of ACC approval, and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the asset purchase agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Factors that may also affect future results are disclosed under the headings “Risk

Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
https://www.capitalmarketaccess.com/contact

Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
https://www.capitalmarketaccess.com/contact

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$ 2,674	$ 2,674
Depreciable property, plant and equipment	416,780	414,170
Construction work-in-progress	51,750	48,147
Other	697	697
Less accumulated depreciation	(145,306)	(142,367)
Net property, plant and equipment	326,595	323,321
CURRENT ASSETS:
Cash and cash equivalents	20,655	3,087
Accounts receivable, net	2,497	2,845
Customer payments in-transit	516	543
Unbilled revenue	2,835	2,755
Taxes, prepaid expenses and other current assets	2,062	2,494
Total current assets	28,565	11,724
OTHER ASSETS:
Goodwill	10,820	10,820
Intangible assets, net	8,842	8,841
Regulatory assets	2,888	2,898
Restricted cash	2,217	1,676
Right-of-use assets	1,657	1,741
Other noncurrent assets	79	74
Total other assets	26,503	26,050
TOTAL ASSETS	$ 381,663	$ 361,095
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 609	$ 1,027
Accrued expenses	8,927	7,129
Customer and meter deposits	1,619	1,628
Long-term debt, current portion	3,881	3,880
Leases, current portion	566	553
Total current liabilities	15,602	14,217
NONCURRENT LIABILITIES:
Line of credit	—	2,315
Long-term debt	120,978	101,341
Long-term lease liabilities	1,278	1,370
Deferred revenue - ICFA	19,768	19,656
Regulatory liabilities	6,075	6,076
Advances in aid of construction	112,723	111,529
Contributions in aid of construction, net	36,547	36,409
Deferred income tax liabilities, net	8,516	8,284
Acquisition liabilities	3,027	3,048
Other noncurrent liabilities	9,459	8,230
Total noncurrent liabilities	318,371	298,258
Total liabilities	333,973	312,475

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,498,195 and 24,492,918 shares issued as of March 31, 2024 and December 31, 2023, respectively.	240	240
Treasury stock, 322,082 and 317,677 shares at March 31, 2024 and December 31, 2023, respectively.	(2)	(2)
Paid in capital	46,655	47,585
Retained earnings	797	797
Total shareholders’ equity	47,690	48,620
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 381,663	$ 361,095

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
REVENUES:
Water services	$ 5,226	$ 4,839
Wastewater and recycled water services	6,384	6,021
Unregulated revenues	—	2,268
Total revenues	11,610	13,128

OPERATING EXPENSES:
Operations and maintenance	3,284	2,789
General and administrative	4,125	3,907
Depreciation and amortization	2,934	2,655
Total operating expenses	10,343	9,351
OPERATING INCOME	1,267	3,777

OTHER INCOME (EXPENSE):
Interest income	238	5
Interest expense	(1,566)	(1,168)
Allowance for equity funds used during construction	207	299
Other, net	795	418
Total other expense	(326)	(446)

INCOME BEFORE INCOME TAXES	941	3,331
INCOME TAX EXPENSE	(250)	(865)
NET INCOME	$ 691	$ 2,466

Basic earnings per common share	$ 0.03	$ 0.10
Diluted earnings per common share	$ 0.03	$ 0.10
Dividends declared per common share	$ 0.08	$ 0.07

Weighted average number of common shares used in the determination of:
Basic	24,175,699	23,871,046
Diluted	24,295,067	24,026,617

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 691	$ 2,466
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	275	286
Depreciation and amortization	2,934	2,655
Right of use amortization	90	113
Amortization of deferred debt issuance costs and discounts	20	11
Loss (Gain) on disposal of fixed assets	2	(11)
Provision for credit losses	14	19
Deferred income tax expense	252	738
Changes in assets and liabilities
Accounts receivable	335	(393)
Other current assets	379	1,181
Accounts payable and other current liabilities	1,380	1,225
Other noncurrent assets	(17)	82
Other noncurrent liabilities	1,713	(1,888)
Net cash provided by operating activities	8,068	6,484

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,761)	(6,540)
Cash paid for acquisitions, net of cash acquired	—	(6,246)
Other	(4)	—
Net cash used in investing activities	(5,765)	(12,786)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(1,819)	(1,779)
Advances in aid of construction	372	202
Principal payments under finance leases	(51)	(132)
Line of credit borrowings	—	8,500
Line of credit repayments	(2,315)	(5,000)
Loan borrowings	20,000	—
Loan repayments	(11)	—
Debt issuance costs paid	(370)	—
Net cash provided by financing activities	15,806	1,791
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	18,109	(4,511)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	4,763	7,562
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$ 22,872	$ 3,051

Supplemental disclosure of cash flow information:

	Three Months Ended March 31,
	2024	2023
Cash and cash equivalents	$ 20,655	$ 1,907
Restricted cash	2,217	1,144
Total cash, cash equivalents, and restricted cash	$ 22,872	$ 3,051

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2024 and 2023 is as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Net Income	691	2,466
Income tax expense	250	865
Interest income	(238)	(5)
Interest expense	1,566	1,168
Depreciation	2,934	2,655
EBITDA	5,203	7,149
ICFA revenue	—	(2,268)
Management option expense	—	43
(Gain) loss on disposal of fixed assets	2	(11)
Restricted stock expense	198	255
Rate case adjustment	—	—
EBITDA adjustments	200	(1,981)
Adjusted EBITDA	5,403	5,168

A reconciliation of net income to adjusted net income for the three months ended March 31, 2024 and 2023 is as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Net Income	$ 691	$ 2,466
ICFA revenue	—	(2,268)
Income tax expense on items above	—	572
Adjusted Net Income	$ 691	$ 770
A reconciliation of basic earnings per common share to adjusted basic earnings per common share for the three months ended March 31, 2024, and 2023 is as follows:

	Three Months Ended March 31,
	2024	2023
Basic earnings per common share	$ 0.03	$ 0.10
ICFA revenue	—	(0.10)
Income tax expense on items above	—	0.02
Adjusted basic earnings per common share	$ 0.03	$ 0.03
Weighted average number of common shares used in determination of:
Basic	24,175,699	23,871,046

A reconciliation of diluted earnings per common share to adjusted diluted earnings per common share for the three months ended March 31, 2024, and 2023 is as follows:

	Three Months Ended March 31,
	2024	2023
Diluted earnings per common share	$ 0.03	$ 0.10
ICFA revenue	—	(0.09)
Income tax expense on items above	—	0.02
Adjusted diluted earnings per common share	$ 0.03	$ 0.03
Weighted average number of common shares used in determination of:
Diluted	24,295,067	24,026,617